                                                                    Exhibit 10.4


                   INSURANCE ADMINISTRATION SERVICES AGREEMENT


         THIS INSURANCE ADMINISTRATION SERVICES AGREEMENT ("Agreement") is made and effective as of the 22nd day of June, 2000 ("Effective Date"), by and between INSURANCE MANAGEMENT SOLUTIONS, INC. ("IMS"), a corporation organized and existing under the laws of the State of Florida with its principal place of business located at 360 Central Avenue, St. Petersburg, Florida 33701, and INSTANT INSURANCE HOLDINGS, INC. ("Instant"), a corporation organized and existing under the laws of the State of Delaware with its principal place of business located at 8113 Ridgepoint Drive, Suite 214, Irving, Texas, 75063 and its designated or wholly owned subsidiaries, collectively INSTANT AUTO INSURANCE COMPANY ("Instant Auto"), a corporation organized and existing under the laws of the State of Delaware with its principal place of business located at 8113 Ridgepoint Drive, Suite 214, Irving, Texas 75063. Where used in this Agreement, the term "Customer" shall include within it's meaning both Instant and Instant Auto.

WHEREAS, Customer wishes to engage the services of IMS to administer certain of the Customer's obligations for the lines of business ("Authorized Lines of Business") in the state(s) ("Authorized States") set forth in Schedule A; and

WHEREAS, IMS wishes to provide such insurance administration services as set forth herein.

NOW THEREFORE, IN CONSIDERATION OF the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto do covenant and agree as follows:

ARTICLE I.        DEFINITIONS

Unless the context clearly requires otherwise, the following terms when used in this Agreement shall have the meanings set forth below:

A. "Affiliate" is any company which controls, is controlled by, or under common control with, a party, and "control" is defined as owning 50% or more of such entity.

B. "Authorized Lines of Business" means the lines of business expressly set forth in Schedule A of this Agreement.

C. "Authorized States" means the states expressly set forth in Schedule A of this Agreement.

D. For purposes of legal notice only, "Business Day" means any day other than a Saturday, Sunday or other day which is a bank holiday for Florida State Banks or an IMS paid holiday (New Year's Day, Memorial Day, Independence Day, Thanksgiving Day, day after Thanksgiving, Christmas Eve (after 12 P.M. Eastern Standard Time) and Christmas Day).

E. "Change of Control" means (a) a sale, transfer or pledge, or the issuance to a new shareholder, of fifty (50%) percent or more of the voting stock of a party hereto to any third party that is not an affiliate of such party; or (b) a sale, transfer or pledge of a substantial portion of the material assets of a party, or any merger or consolidation of a party with another entity or entities.

F. "Insurance Administration Services" means the services set forth in this Agreement and Exhibit I hereto in the Authorized States in accordance with the terms of the Agreement, and all applicable laws and regulations.

G. "Insurance Program" means the Customer's insurance products within the Authorized Line(s) of Business to be offered within the Authorized States.

H. Technical Information" means and shall include (without limitation) computer programs, databases, designs, algorithms, processes, structures, data formats, business methods, know how, and research and development information.

ARTICLE II.       TERM

The term of the Agreement shall commence on the Effective Date and shall have a minimum operating term ("Minimum Operating Term") of thirty (30) full calendar months. Either party may provide written notice to the other party of its intent to renew the Agreement, no later than six (6) months before the end of the Minimum Operating Term.

ARTICLE III.      RESPONSIBILITIES OF IMS

A. IMS shall dedicate the amount of human, equipment and computer resources necessary to provide Customer with the Insurance Administration Services, during the term of this Agreement, for the Insurance Program and Authorized States specified in Schedule A.

B. IMS shall designate an employee ("Account Manager") of sufficient status and authority to act as liaison with Customer to facilitate IMS' performance of the Insurance Administration Services under this Agreement. The Account Manager shall provide written and/or oral communication of the status of administration of the Insurance Administration Services as agreed to by and between Account Manager and Customer.

C. IMS shall, based on accepted industry standards and in accordance with generally accepted insurance and accounting practices as designated by the appropriate state regulatory bodies, maintain complete and orderly records and files which may be required as a result of IMS performing the Insurance Administration Services on behalf of Customer. These files shall be retained by IMS, in a format or media defined by IMS which shall be in compliance with applicable laws and regulations, for a minimum of five (5) years or the period specified by the applicable state and/or federal statutes regulating the preservation of records, whichever is longer, unless the Customer requests that its records be returned to it at its expense; provided, however, that IMS shall be entitled to retain copies thereof. It is specifically agreed and understood between the parties that all records referred to in this paragraph "C" constitute sole and exclusive property of Customer, and shall be treated as such by IMS.

ARTICLE IV.       RESPONSIBILITIES OF CUSTOMER

A. During the term of this Agreement, Customer shall provide to IMS, in a timely manner, any and all data, information and other items, including but not limited to policy forms, prior claim files and supporting documents, policy coverage information, corporate logos for use on forms, and other data related to claim files and adjustment of claims to enable IMS to perform the Insurance Administration Services specified in Exhibit I of this Agreement. Customer represents and warrants to IMS that it owns and possesses all property rights to its corporate and subsidiary logos and hereby grants and warrants to IMS a limited, non-transferable, non-assignable, license to use Customer's corporate and subsidiary logos (and any other copyrighted or trademarked property of Customer that may be provided to IMS under this Agreement) while performing the Insurance Administration Services. Customer acknowledges and agrees that delays in delivery of required documentation, data and/or information by Customer will result in a similar delay in fulfilling Insurance Administration Services, and that such a delay in performing the Insurance Administration Services shall not be deemed a breach of the Agreement.

B. CUSTOMER ACKNOWLEDGES AND AGREES THAT IMS ASSUMES NO INSURANCE RISK FOR THE BUSINESS PROCESSED UNDER THIS AGREEMENT.

C. Customer shall designate manager level employee(s) of sufficient status and binding decision making authority to act as liaisons with IMS and to facilitate Customer's role as IMS performs the Insurance Administration Services enumerated in Exhibit I of this Agreement.


ARTICLE V.        CUSTOMER ACCESS TO RECORDS / CONFIDENTIAL INFORMATION

A. At Customer's expense, Customer will be permitted access (as set forth herein) to all records and information maintained by IMS on behalf of Customer (excluding, specifically, proprietary technical design information) reasonably necessary to: (i) audit the completeness and accuracy of the Insurance Administration Services provided under this Agreement and reports produced for Customer pursuant to this Agreement;
         (ii) verify the accuracy and validity of all billings and charges to Customer under this Agreement, and (iii) verify IMS' overall compliance with the material terms of this Agreement and applicable laws and regulations. Customer will bear all costs of access to records maintained on behalf of Customer including travel, personnel, computer hardware and software, and data line charges.

         Access to IMS' records, for the foregoing purposes, will be provided during normal business hours upon five (5) Business Days prior written notice to IMS by Customer for so long as IMS is required to maintain such records under this Agreement; except in the case of regulatory inquiry, in which case access will be granted within twenty four (24) hours of written notice to IMS.

         At Customer's expense, Customer will be permitted to copy (using a copy service of Customers choice) those IMS records subject to audit in accordance with this Article.

         Upon five (5) days written request by Customer, and at Customer's expense (based on IMS' actual expense), IMS will promptly mail or fax to Customer supporting documentation concerning any specific transaction processed by IMS under the terms of this Agreement.

         IMS will provide adequate workspace for Customer to conduct audits in accordance with this Article. Further, Customer or its representatives shall take reasonable precautions, when conducting audits under this Article, not to disrupt IMS' ongoing business activities.

B. The recipient ("Recipient") of confidential data and/or information pursuant to this Agreement shall maintain the confidentiality of all data and/or information which is the property of the other party ("Disclosing Party"), whether originally supplied by the Disclosing Party, or whether generated by the Disclosing Party in the course of performing or facilitating the Insurance Administration Services under this Agreement and which is directly accessible to the Recipient or is in the possession of Recipient in the implementation, facilitation and/or performance of the Insurance Administration Services. During any term of this Agreement, Recipient may acquire, know, or have within its possession, information (including, but not limited to, Technical Information) and/or data of the Disclosing Party concerning commercial and trade affairs, rating and underwriting rules and guidelines, the identity of clients, the identity of insureds and beneficiaries, claims, benefits, rates and agents, financial information, Proprietary System (as defined at Article VII, A herein), and business practices of the Disclosing Party ("Confidential Information"). Confidential Information which is provided in tangible form must be clearly marked "Confidential", "Proprietary" or the substantial equivalent thereof, or if orally disclosed must be clearly identified as "Confidential" or "Proprietary" at the time of the disclosure (except for IMS' Technical Information, Customer's underwriting rules and guidelines, the identity of Customer's clients, the identity of Customer's insureds and beneficiaries, claims, benefits, rates and agents, which will be deemed "Confidential

         Information" under this Agreement, regardless of whether marked as such). Except as required by law, Recipient shall keep Disclosing Party's Confidential Information

         Confidential and shall only use the Confidential Information in performing or facilitating the Insurance Administration Services under this Agreement. Recipient shall not disclose the Confidential Information without Disclosing Party's prior written permission except to Recipient's employees who require the information to perform or facilitate the Insurance Administration Services under this Agreement. Each party hereto, as a Recipient, warrants to the other that appropriate measures shall be taken by Recipient to safeguard the confidentiality of the Confidential Information, with a level of care at least equal to the level of care with which Recipient safeguards its own confidential or proprietary information. All employees, agents or representatives of Recipient and any third parties who are given access to the Confidential Information shall be under written obligation to Recipient to maintain such information in confidence.

         IMS and Customer agree that any Recipient shall have no obligation with respect to any information or data which:

         a) is already rightfully known to Recipient through means other than Disclosing Party; or
         b) is or becomes publicly known through no wrongful act of Recipient; or
         c) is rightfully obtained by Recipient from a third-party without similar restriction and without breach of this Agreement; or
         d) is independently developed by Recipient without breach of this Agreement.

         Disclosing Party shall retain title to all Confidential Information (whether tangible or intangible) delivered thereby pursuant to this Agreement. Recipient shall not copy, reproduce or use any Confidential Information without written authorization of Disclosing Party, except as may be reasonably required to accomplish the Insurance Administration Services under this Agreement. Recipient shall promptly return or destroy, on written request of Disclosing Party, all tangible copies containing Confidential Information, except those copies kept in the regular course of business, or that are required to be kept pursuant to any state or federal administrative, regulatory or statutory mandates. The obligations under this Paragraph shall survive the termination of this Agreement. Notwithstanding the foregoing, this Article shall not prevent the disclosure of Confidential Information to the extent legally required by any court or regulatory entity having jurisdiction over the parties.

C. For purposes of Article V.B, Recipient and Disclosing Party shall include within their meaning all respective subsidiaries, agents, or affiliates of the Recipient and Disclosing Party.

D. The obligations of Customer and IMS under this Article V shall continue and remain in effect after termination of this agreement.

ARTICLE VI.       EXPENSES AND FEES

A. In consideration of IMS providing Insurance Administration Services as described herein, Customer shall pay IMS, in addition to any other fees and expenses specified herein, servicing fees (collectively "Service Fees"), as specified in Schedule B. The Miscellaneous Fees specified in
         Article XIII and all Service Fees specified in Schedule B hereto may be increased by IMS effective as of each anniversary of the Effective Date by no more than the percentage increase in the United States Consumer Price Index for all Urban Users (CPI-U) as reported by the United States Bureau of Labor Statistics for the most recently completed calendar year that IMS is performing services on behalf of the Customer. In the event that a vendor supplying a service or product to IMS, which service or product is used by IMS to provide the Insurance Administration Services to Customer, increases its rates charged to IMS, IMS may increase the Service Fees and Miscellaneous Fees set forth herein only by the amount of the actual vendor increase to incorporate such increased costs and will provide Customer with documentation verifying the increase.

B. Customer shall reimburse IMS for actual travel, living and out-of-pocket expenses incurred by IMS personnel, provided such expenses are approved in writing by Customer. Customer shall not pay IMS for IMS' travel time.

C. Customer agrees to pay any and all tariffs and taxes that are now or may become applicable to the Insurance Administration Services rendered hereunder, including, but not limited to, sales, use, and personal property taxes, or any other form of tax based on Insurance Administration Services performed, equipment used by IMS solely for Customer, and the communicating or storage of data used by IMS solely for Customer, but excluding taxes on the net income of IMS.

D. Subject to the terms of this Agreement, all fees and expenses to be payable by Customer to IMS or any third party, such as subcontractors IMS may hire on behalf of Customer or at the direction of Customer, under this Agreement shall be paid within thirty (30) calendar days after Customer's receipt of IMS' monthly statement for all services provided to Customer under this Agreement. IMS will calculate the fee owed to IMS by Customer and will send a statement to Customer within two (2) weeks of the last day of the month for which fees are owed. Customer's failure to pay all fees and expenses when due shall be considered a material breach of this Agreement. IMS shall notify Customer of any such breach within thirty (30) days of the breach.

E. For purposes of paying claims and claim related expenses, IMS shall establish and maintain an independent bank account in the name of Instant Auto ("Claims Account").

F. Customer, at all times during the term of this Agreement, shall fund the Claims Account in amounts necessary to pay all claims and "allocated loss adjustment expenses" (which term, as used in this Agreement, shall mean claim adjustment costs and expenses incurred by IMS and allocated by it to the investigation, adjustment and settlement or defense of a claim for benefits under Customer's policies, including without limitation, costs and expenses incurred by IMS and related to the investigation and defense of claims or the protection and collection of Customer's subrogation rights). Every week IMS will provide Customer's accounting firm the amount necessary to fund the account.

G. Customer shall maintain a balance in the Claims Account that is necessary for IMS to perform the Claim Administration Services on a day-to-day basis. Every week IMS will provide Customer's accounting firm the amount necessary to fund the account. Customer shall be responsible for maintenance of unclaimed checks, and paying charges, interest or penalties resulting from Customer's failure to maintain a positive Claim Account balance.

H. Prior to any renewal of this Agreement, IMS may modify SCHEDULE B in its discretion to reflect any increase in the cost of providing the Insurance Administration Services (including, but not limited to statutory, regulatory, or judicial changes that require IMS to incur additional costs or expenses in performing the Insurance Administration Services). Any modification of SCHEDULE B shall be proposed to Customer at least eight (8) months prior to the expiration of the term of this Agreement.

ARTICLE VII.      LICENSE, TRADE SECRET AND PROPRIETARY RIGHTS

A. IMS from time to time may use its own proprietary computer software products and account servicing methods and procedures ("Proprietary System"), which are identified, described or referenced in EXHIBIT I hereto, in the performance of the Insurance Administration Services. During any term of this Agreement, IMS grants a personal, non-transferable, non-assignable, non-exclusive license to Customer to use portions of the Proprietary System as necessary for IMS to perform the Insurance Administration Services under this Agreement. Further, no provision within this Agreement shall be interpreted as prohibiting IMS from selling or licensing its Proprietary System to any other customer or prospective customer of IMS.

B. Other than the limited rights to use the Proprietary System, as provided in Article VII.A. above, this Agreement grants to Customer no right to possess or reproduce, download, reverse engineer, or obtain any other interest in, the Proprietary System or its specifications in any tangible or intangible medium. Customer may not mortgage, hypothecate, sell, assign, pledge, lease, transfer, license, or sublicense the Proprietary System, nor allow any person, firm, entity or corporation to transmit, copy, reproduce, download, reverse engineer, or obtain any other interest in the Proprietary System or its specifications in whole or in part. In the event Customer shall come into possession of any source or object code associated with the Proprietary System, Customer shall immediately notify IMS and return the source or object code associated with Proprietary System in its possession and all copies of any kind thereof to IMS.

C. Customer covenants and agrees not to disclose or otherwise make the Proprietary System available to any person other than employees, insurance sales agents or representatives of the Customer required to have access or use of the Proprietary System to facilitate IMS' or Customer's performance under this Agreement. Customer agrees to obligate each such employee, insurance sales agent, or representative to a level of care sufficient to protect the Proprietary System from unauthorized disclosure.

D. The obligations of Customer under this Article shall continue and remain in effect after this Agreement is terminated for any reason.

ARTICLE VIII.     TERMINATION

A. Either party may terminate this Agreement at the end of the Minimum Operating Term, provided the terminating party gives the other party at least six (6) months prior written notice of such termination.

B.       This Agreement shall also terminate:

         a) at the election of the Customer, upon written notice to IMS, if IMS becomes insolvent, if it makes an assignment for the benefit of its creditors, if a petition for relief under the United States Bankruptcy Code is filed by or against it and it is not dismissed within thirty (30) days of being filed, or if a trustee, receiver or other custodian of its assets is appointed;

         b) at the election of IMS, upon written notice to Customer, if Customer becomes insolvent, if it makes an assignment for the benefit of its creditors, if a petition for relief under the United States Bankruptcy Code is filed by or against it and it is not dismissed within thirty (30) days of being filed, or if a trustee, receiver or other custodian of its assets is appointed; including, but not limited to, any proceeding pursuant to any state or federal action governing insurer insolvency.

         c) at the election of the Customer, if IMS materially breaches any provision of this Agreement and fails to cure such breach within sixty (60) days after written notice thereof is given to IMS by the Customer;

         d) at the election of IMS, if Customer materially breaches any provision of this Agreement and fails to cure such breach within sixty (60) days after written notice thereof is given to Customer by IMS (except for Customer's failure to pay any and all fees and expenses due under Article VI of this Agreement, in which case Customer must cure such breach within thirty (30) days after written notice thereof is given to Customer by IMS);

         e) at the election of the Customer, upon written notice to IMS, in the event of a Change of Control of IMS, unless (i) IMS has provided Customer not less than sixty (60) days advance written notice of the proposed Change of Control and (ii) Customer has agreed in writing to such Change of Control; or

         f) at the election of IMS, upon written notice to Customer, in the event of a Change of Control of Customer unless (i) Customer has provided IMS not less than sixty (60) days advance written notice of the proposed Change of Control and
                  (ii) IMS has agreed in writing to such Change of Control.

C. The initiation under this Agreement of any dispute resolution procedure shall not prevent a party from terminating this Agreement in accordance with this Article VIII.

D. On expiration or termination of this Agreement, IMS shall return to Customer all of Customer's information including its policy forms, manuals, instructional memos, procedural memos, reports, and any and all other customer information requested either in electronic or hard copy form, in IMS' possession and delete any electronic copies thereof related to the Insurance Administration Services provided by IMS during the term of this Agreement; Customer shall do the same and cause Customer's agents to do the same relative to IMS' information. Customer shall pay IMS (in accordance with Schedule B then in effect) any and all Service Fees, Miscellaneous Fees and third party fees due IMS for Insurance Administration Services performed prior to the termination date of this Agreement. IMS and Customer shall cooperate in any transition period during the wind-up of Insurance Administration Services provided Customer under this Agreement. If Customer requires assistance in converting Customer's data to a new format, or requires assistance from IMS relative to Customer's transition to an alternative processing arrangement, then IMS shall provide such services at the then current rates charged by IMS for the services specified in Section
         V. K of Schedule B. (except in the case where IMS is finally adjudicated by a court or Arbitration Board as being in material breach of this Agreement (and such breach is not timely cured) and Customer terminates this Agreement for such material breach, then IMS will provide such data conversion services at IMS' sole expense). This provision shall survive any termination of this Agreement.

ARTICLE IX.       WARRANTIES AND COVENANTS

IMS covenants that: (a) all Insurance Administration Services shall materially conform to the descriptions set forth in EXHIBIT I of this Agreement; (b) all Insurance Administration Services shall be performed in a good and workmanlike manner; and (c) IMS will comply in all respects with the law of the relevant state or states covered by this Agreement and with the rules and regulations of all regulatory authorities having jurisdiction over IMS' activities, and shall, whenever necessary, maintain at its own expense all required licenses to transact business in such states. IMS warrants to Customer that (a) IMS owns or otherwise has the right to use the Proprietary System used to perform the Insurance Administration Services, and the rights to such Proprietary System granted hereunder will not knowingly infringe upon a third party's copyright or patent rights; (b) IMS is duly authorized to transact the business of servicing insurance companies; and (c) the express warranties provided here and elsewhere in this Agreement are IMS' only warranties and no other warranty, express or implied, including any warranty of merchantability, fitness or fitness for a particular purpose, will apply to the provision of Insurance Administration Services under this Agreement.

ARTICLE X.        LIABILITY, LIMIT OF LIABILITY, INDEMNITIES AND REMEDIES

A. The parties shall assume the following obligations and liabilities as specified below and subject to the limitations on liability set forth in Article X, paragraph B below:

         a) IMS shall indemnify, defend and hold harmless Customer, its officers, directors, employees and controlling persons from any liability, cost, loss, fine, penalty, claim, demand, damage or expense, including reasonable attorneys' fees, incurred solely and directly as a result of any material breach of IMS' obligations under this Agreement or the material breach of any representation or warranty made by IMS to Customer pursuant hereto;

         b) Customer shall indemnify, defend and hold harmless IMS, its officers, directors, employees and controlling persons from any liability, cost, loss, fine, penalty, claim, demand, damage or expense, including reasonable attorney's fees, incurred solely and directly as a result of (i) any material breach of Customer's obligations under this Agreement, (ii) the material breach of any representation or warranty made by Customer to IMS pursuant hereto, or (iii) any actions taken, or any representations or decisions made with regard to claim handling which occurred on the Customer's behalf prior to April 1, 2000.

         c) Customer agrees that in the event IMS is in violation of any code, statute or law(s) due to the acts or omissions of Customer, or the servants, employees, representatives, adjusters, or agents of Customer, then Customer shall assume the responsibility and liability for such acts or omissions and shall indemnify and hold IMS harmless for any such liability. If IMS, because of a violation of any law or the acts or omissions of Customer, is reprimanded, fined, or otherwise involved in any action caused by Customer, or the servants, employees, representatives, adjusters, or agents of Customer, then Customer agrees to reimburse and indemnify IMS for all expenses, fines or other fees incurred by IMS, except to the extent that IMS caused, contributed to or compounded such liability.

         d) IMS agrees that in the event Customer is in violation of any code, statute or law(s) due to the acts or omissions of IMS, or the servants, employees, representatives, adjusters, or agents of IMS, then IMS shall assume the responsibility and liability for such acts or omissions and shall indemnify and hold Customer harmless for any such liability. If Customer, because of a violation of any law or the acts or omissions of IMS, is reprimanded, fined, or otherwise involved in any action caused by IMS, or the servants, employees, representatives, adjusters, or agents of IMS, then IMS agrees to reimburse and indemnify Customer for all expenses, fines or other fees incurred by Customer, except to the extent that Customer caused, contributed to or compounded such liability.

B. Except for: (i) Service Fees and other amounts owed to IMS by Customer in consideration of IMS providing the Insurance Administration Services, or any other services hereunder; (ii) acts of fraud, or willful misconduct; (iii) fees payable by Customer under Article XIII of this Agreement, and (iv) violations of Article VII, of this Agreement, each party's maximum liability ("Maximum Liability") to the other party for any cause whatsoever, during any one calendar year (including, but not limited to, amounts payable by either party to the other party for regulatory fines, settlements and penalties) shall be limited to direct damages incurred by that party. In no event shall IMS' or Customer's liability for breach of this Agreement or any of its provisions exceed the amount of compensation paid by the Customer under Schedule B of this Agreement for the three months immediately preceding the breach. Neither Customer nor IMS will be liable for any lost profits, business goodwill, or other consequential, punitive, special or incidental damages incurred by Customer or IMS.

C. If data is processed in error due to an error or defect in the Insurance Administration Services provided by IMS, then upon IMS receiving notice of such error or defect, IMS shall reprocess such data without charge to Customer and will assume resulting liability therefrom, subject to the provisions of Article X, paragraph B.

D. All parties agree to promptly give the others notice upon being notified or becoming aware of any and all allegations or claims, which could give rise to a claim under this Article.

E. Notwithstanding any other provision of this Agreement, Customer shall be liable to IMS for all damages resulting from a breach of Customer's obligations under Article VII.C.

ARTICLE XI.       GENERAL AGREEMENTS

A. This Agreement and all matters arising hereunder shall be governed by and determined in accordance with the laws of the State of Texas without giving effect to any choice of law provisions, except for matters arising out of or pertaining to IMS' proprietary software systems, which shall be governed by and determined in accordance with the laws of the State of Florida.

B. The parties shall not be liable or deemed to be in default hereunder for any delay or failure in performance under this Agreement or interruption of the Insurance Administration Services resulting, directly or indirectly, from acts of God (including but not limited to weather catastrophes such as floods, hurricanes, tornadoes, windstorms, ice storms, blizzards and hail storms), civil or military authority, labor disputes, shortages of suitable parts, materials, labor or transportation or any similar cause beyond the reasonable control of the parties. IMS acknowledges that it has a detailed emergency recovery plan for interruption of the Insurance Administration Services and has contracted with an emergency "Hot Site". IMS shall follow its recovery plan, which provides recovery priority to "Production Customers" and is designed to re-establish the Insurance Administration Services following a disaster causing an interruption thereof. IMS acknowledges that Customer is a Production Customer. Customer acknowledges that the Hot Site is only a temporary bridge and that there may be a diminution in the performance levels of the Insurance Administration Services (but IMS will make a good faith effort, under the circumstances, to meet IMS' goal of re-establishing services for Production Customers within 72 hours of a disaster) until the main data center capabilities are re-established. IMS will maintain and update its recovery plan and will conduct annual testing of its recovery plan. IMS will provide the results of such annual testing to Customer within ten (10) days of receipt for such results.

C. Customer and IMS agree that, during the term of this Agreement and for a period of six (6) months following the termination of this Agreement, neither party will directly or indirectly induce any employee of the other to terminate his or her employment with the other party, nor will either party, without prior written consent of the other, offer employment to any employee of the other party or to former employees of the other party during the six (6) month period immediately following such employee's termination. This Paragraph C. shall survive termination of this Agreement. The provisions of this paragraph apply to each party's respective subsidiaries, agents, affiliates and other related entities.

D. Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing by hand delivery, by overnight carrier, by registered or certified mail or by facsimile transmission and shall be addressed as follows:

         As to Customer:            Instant Insurance Holdings, Inc.
                                    8113 Ridgepoint Drive, Suite 214
                                    Irving, Texas, 75063
                                    Fax Number: (214) 496-3633
                                    Attention:  President

         As to IMS:                 Insurance Management Solutions, Inc.
                                    360 Central Avenue, 16th Floor
                                    St. Petersburg, FL 33701
                                    Fax Number: (727) 823-6518
                                    Attention:  President

         Notices sent by hand delivery shall be deemed effective on the date of actual hand delivery. Notices sent by overnight carrier shall be deemed effective on the next Business Day after being placed into the hands of the overnight carrier. Notices sent by registered or certified mail shall be deemed effective on the fifth Business Day after being deposited into the post office. Notices sent by facsimile transmission shall be deemed to be effective on the day when sent if sent prior to 4:30 p.m. (the time being determined by the time zone of the recipient), otherwise they shall be deemed effective on the next Business Day.

E. This Agreement, and the exhibits, schedules and appendices attached hereto, contains all of the prior oral and/or previously written agreements, representations, and arrangements between the parties hereto. There are no representations or warranties other than those set forth herein. No change or modification of this Agreement, including the exhibits, schedules and appendices hereto, shall be valid unless the same shall be in writing and signed by all of the parties hereto. All exhibits, schedules, appendices, addendum of any kind, or attachments to this Agreement shall be made a part of this Agreement and shall be subject to all terms and conditions of this Agreement. Articles V (B), VII, VIII (D), and XI (C) shall survive any termination of this Agreement.

F. Words of a gender used in this Agreement shall be held to include any other gender, the words in a singular number held to include the plural, when the sentence so requires. Article headings are intended for purposes of description only and shall not be used for purposes of interpretation of this Agreement.

G. Should any part of this Agreement for any reason be declared invalid, such decision shall not effect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if the Agreement had been executed with the invalid portion thereof eliminated. It is, therefore, declared the intention of the parties hereto that each of them will have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared void.

H. If either party should bring a Court action alleging breach of this Agreement or seeking to enforce, rescind, renounce, declare, void or terminate this Agreement or any provisions thereof, the prevailing party shall be entitled to recover all of its legal expenses, including reasonable attorneys' fees and costs (including legal expenses for any appeals taken), and to have the same awarded as part of the judgment in the proceeding in which such legal expenses and attorneys' fees were incurred.

I. Neither IMS nor Customer shall assign this Agreement or any of its rights hereunder without the prior written consent of the non-assigning party.

J. The parties agree not to disclose the terms and conditions of this Agreement to any third party, except (i) as required in the normal conduct of Customer's business, or (ii) as required by law or regulation including, without limitation, any Federal securities law, or regulation.

K. Neither Customer nor IMS will make or cause to be made any announcement or communication ("Press Release') regarding the termination of Customer's business relationship with INSpire Insurance Solutions, Inc. ("INSpire") or the terms of the business relationship formed between Customer and IMS as set forth in this Agreement. The terms of this
         Article XI, paragraph K, shall not prohibit either party from issuing a mutually agreed upon Press Release regarding any initiatives undertaken between Customer and IMS or any development in the relationship between Customer and IMS which occur or are planned to occur after the Effective Date of this Agreement.

ARTICLE XII.      DISPUTE RESOLUTION PROCEDURES

A. The parties will attempt in good faith to promptly resolve any material dispute regarding this Agreement by negotiations between senior management ("Senior Management") of the parties. Senior Management of each party will meet within ten (10) calendar days of notice ("Notice of Dispute") by a party of the existence of a material dispute, at a mutually agreed time and place, to resolve the material dispute. Senior Management, who shall have the authority to settle the dispute, shall prepare and exchange memoranda stating the issues in the material dispute and their positions. If the material dispute is not resolved to the mutual satisfaction of the parties within seven (7) calendar days of the meeting of Senior Management, then the parties may attempt to resolve the controversy using mediation.

B. If the matter has not been resolved pursuant to the aforesaid mediation procedure within thirty (30) calendar days of the issuance of a party of a Notice of Dispute, or if either party will not participate in mediation, then either party may initiate arbitration upon fifteen (15) calendar days written notice to the other party. Notwithstanding the foregoing, all deadlines specified above may be extended upon mutual written agreement of the parties.

C. Except for the right of either party to apply to a court of competent jurisdiction for review of the award of arbitration, for a temporary restraining order, preliminary injunction or other equitable relief to preserve the status quo, or disputes relating to breach of the confidentiality, non-disclosure or trade secret provisions of this Agreement, all claims, disputes, controversies and other matters relating to breach of this Agreement, and which cannot be resolved by the parties shall be settled by arbitration in accordance with this Agreement.

D. Notice requesting arbitration ("Arbitration Notice"), or any other notice made in connection therewith, shall be made in writing by one party and sent by certified mail, return receipt requested, to the other party. The Arbitration Notice shall state in particular all issues to be resolved in the view of the complaining party, shall appoint the arbitrator selected by the complaining party and shall set a tentative date for the hearing, which date shall be no sooner than forty-five (45) calendar days and no later than ninety (90) calendar days from the date that the Arbitration Notice is mailed. Within twenty
         (20) calendar days of receipt of the complaining party's Arbitration Notice, the respondent shall notify the complaining party of the location for conducting arbitration and the name of its appointed arbitrator.

         When the two arbitrators have been appointed, they shall agree on a third independent arbitrator and shall appoint such person by written notice to the parties signed by both arbitrators within thirty (30) calendar days from the date of the appointment of the second arbitrator. If the two arbitrators fail to agree upon the appointment of an independent arbitrator at the end of thirty (30) calendar days following the appointment of the second arbitrator, then the independent arbitrator shall be appointed by the American Arbitration Association ("AAA"), or its successor, in accordance with its then prevailing commercial arbitration rules then in effect. The three (3) arbitrators shall constitute the Arbitration Board ("Board").

E. The members of the Board shall be active or retired (i) lawyers or professionals familiar with insurance and/or (ii) active or former officers or management employees of insurance and/or data processing firms and/or software development companies. The person selected by the two respective arbitrators appointed by the parties shall be the umpire or chief arbitrator and must be a licensed attorney.

F. Arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association ("AAA") then in effect except as modified herein.

G. The parties agree that all then current employees of each with material relevant information will be voluntarily produced, at the employer's expense, for all proper discovery and arbitration hearings.

H. The cost of the arbitration relative to the arbitrators and the AAA ("Costs") shall be borne equally pending the arbitrators' award. Each party shall bear its own expenses for attorneys' fees. The prevailing party in any arbitration proceeding hereunder shall be entitled, in addition to such other relief as may be granted, to recover the portion of the Costs incurred by that party in connection with arbitration under the Agreement prior to the award.

I. The parties agree that the arbitrators shall be required to render their decision in writing within thirty (30) calendar days of the conclusion of the arbitration proceedings, unless such time shall be extended by mutual written agreement of the parties.

J. With respect to any matter brought before the Board, the Board shall make a decision having regard to the intentions of the parties, the terms of this Agreement, and custom and usage of the insurance and data processing industry. Such decisions shall be in writing and shall state the findings of fact and conclusions of law upon which the decision is based, provided that such decision may not (i) award consequential, punitive, special, incidental or exemplary damages, or (ii) include a suspension of this Agreement or any provisions hereof. The decision shall be based exclusively upon the evidence presented by the parties at a hearing in which evidence shall be allowed. Said decisions may be reviewable and vacated, modified or corrected, in whole or in part, by appropriate courts of competent jurisdiction for clear abuses of discretion or errors at law by the Board. If the decision is not vacated, modified, or corrected in whole or in part upon an appeal, such decision shall be final and binding upon all parties to the proceeding and may be entered by either party in any court having competent jurisdiction.

ARTICLE XIII. ADDITIONAL AUTHORIZED STATES AND AUTHORIZED LINES OF BUSINESS - SYSTEM ENHANCEMENT PROJECTS

When Customer requests that IMS initiate a project (related to the Insurance Administration Services) that will require IMS to materially deviate its systems from the system functionality currently in use by IMS ("System Enhancement Project"), IMS will provide Customer, on a timely basis, with an estimate of the time, fees and costs required to complete such System Enhancement Project ("Miscellaneous Fees") along with a detailed description and project plan of the change(s) requested. IMS and Customer will mutually approve and agree in writing to the detailed description of the project, the project plan and the estimated completion date ("Project Completion Date") of the System Enhancement Project prior to any work being performed by IMS.

IN WITNESS WHEREOF, the parties hereto by their respective duly authorized representatives have executed this Agreement to be effective as of the 22nd day of June, 2000.

"IMS":                                      "Customer":
INSURANCE MANAGEMENT SOLUTIONS, INC.        INSTANT INSURANCE HOLDINGS, INC.


By: /s/ D. M. Howard                        By: /s/ B. G. Porter
   ---------------------------------           -----------------------------
        D. M. Howard                                B. G. Porter

As its: President/CEO                       As its: President/CEO
       -----------------------------               -------------------------

Date:   22 June 2000                        Date:   22 June 2000
     -------------------------------             ---------------------------

                                   SCHEDULE A

                     AUTHORIZED STATES AND INSURANCE PROGRAM

IMS shall provide Insurance Administration Services as described in EXHIBIT I, Claim Administration Services, for the following authorized line(s) of business ("Authorized Line of Business") in the following authorized state(s) ("Authorized States"):

I.       AUTHORIZED LINE OF BUSINESS:

         Personal Automobile.

II.      AUTHORIZED STATES:

         *

III.     AUTHORIZED COMPANIES:

         Instant Auto Insurance Company


























* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

                                   SCHEDULE B

                                  FEE SCHEDULE

I.       Definitions

         The following definitions will apply throughout all Schedules, Exhibits and Addenda to this Agreement:

         A. "Level I Feature(s)" means a feature as set out in the tables found in Sections II and III below, which was first opened on a claim prior to April 1, 2000.

         B. "Level II Feature(s)" means a feature opened by IMS as a new or a re-opened feature as set out in the tables found in Sections II and III below on or after April 1, 2000, and for which IMS did not administer or control the corresponding policy on behalf of Customer.

         C. "Record Only" means a claim for which notice of loss is received and recorded by IMS but no further action is taken.

         D.       A "feature" is any exposure opened on a claim.

II.      Claim Administration Services Fees for Level I Features

         IMS will provide the Claim Administration Services described in Exhibit I for Level I Features and charge Customer the rates below for each coverage feature:

                   -----------------------------------------------------------
                                      Feature                       Charge
                   -----------------------------------------------------------

                   Bodily Injury                                       *

                   Personal Injury Protection                          *

                   Uninsured/Underinsured Motorist Bodily Injury       *

                   Property Damage**                                   *

                   Collision and Uninsured/Underinsured
                   Motorist Property Damage                            *

                   Comprehensive                                       *

                   Towing and Labor Only                               *

                   Rental                                              *

                   Record Only                                         *

                   Medical Payments                                    *

                   Safety Equipment                                    *

                   Deductible Coverage                                 *

         ** IMS will review this charge at Customer's request after May 1, 2000.

         In the event Customer requests that IMS provide Claim Administration Services for a feature(s) not specified above, Customer and IMS will negotiate IMS' charge for handling the feature.





* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

III.     Claim Administration Services Fees for Level II Features

         IMS will provide the Claim Administration Services described in Exhibit I for Level II Features and charge Customer the rates below for each coverage feature:

                    -----------------------------------------------------------
                                       Feature                       Charge
                    -----------------------------------------------------------

                    Bodily Injury                                       *

                    Personal Injury Protection                          *

                    Uninsured/Underinsured Motorist Bodily Injury       *

                    Property Damage                                     *

                    Collision and Uninsured/Underinsured
                    Motorist Property Damage                            *

                    Comprehensive                                       *

                    Towing and Labor Only                               *

                    Rental                                              *

                    Record Only                                         *

                    Medical Payments                                    *

                    Safety Equipment                                    *

                    Deductible Coverage                                 *

         In the event Customer requests that IMS provide Claim Administration Services for a feature(s) not specified above, Customer and IMS will negotiate IMS' charge for handling the feature.

IV. In addition to the fees per coverage feature described in Section II and Section III above, Customer will pay IMS, for every claim file set up and created by IMS on or after April 1, 2000, $___*___, where the claim contains Level I Features, or a combination of Level I and Level II Features, and $___*___ where the claim contains only Level II Features.

V.       Additional Claims Services Fees and Terms

         The following additional fees and terms will apply to the Claim Administration Services provided by IMS to Customer for both Level I and Level II Features, and are in addition to the Services Fees described in Sections II, III and IV of this Schedule B:

         A. Customer will pay IMS $___*___ per claim file for Claim Administration Services performed on claims where IMS performs an investigation, but is unable to establish a feature in the claim system. The file set up fee for these claims will be $___*___ for those claims where no activity was conducted on the claim file prior to April 1, 2000, and $___*___ for those claims where activity was conducted on the claim file prior to April 1, 2000.

         B. Customer will pay IMS the greater of $___*___ or __*__ of the net salvage (including owner retained) recovery obtained by IMS on Customer's behalf.

         C. Customer will pay IMS __*__ of the net subrogation recovery obtained by IMS on Customer's behalf.

         D. Customer will pay IMS $___*___ per claim file referred to the IMS Special Investigation Unit.

         E. Customer will pay all claim expenses and costs, including outside vendors whose fees or costs are attributable to claim handling, as pass-through expenses, except the costs of police reports and auto appraisals (excluding total loss evaluations).

         F. Customer will pay all claim expenses where the expense was incurred but not paid prior to April 1, 2000.



* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

         G. IMS will pay Customer $___*___ for every appraisal performed by Customer's appraisers at IMS' request where geographically appropriate.

         H. Data communication line charges (used by IMS solely for Customer) will be a pass through expense to Customer.

         I. IMS will pay Customer $___*___ for every reinspection performed by Customer's reinspectors at IMS' request.

         J. IMS will complete Customer's claim detail form ("Claim Detail Form"). Customer will pay IMS $___*___ for every Claim Detail Form completed by IMS on Customer's behalf.

VI.      Claim Feature Review

         In the event the average number of features per claim exceeds __*__, Customer reserves the right to review / re-negotiate the features charges portion of this Agreement. Additionally, if the number of features closed without payment as a percentage of opened features exceeds __*__, Customer reserves the right to review / re-negotiate the features charges portion of this Agreement.




* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

                                   SCHEDULE C

                                CLAIMS STANDARDS

IMS will meet the Claims Standards described in this Schedule C in the performance of the Claim Administration Services for Level II features only, provided all policy and underwriting information required for proper claim handling is timely received by IMS. Customer will provide confirmation of coverage in the form of the policy declarations or coverage screens. The provisions of this Schedule C will apply to services performed from the Effective Date of this Agreement.

1. IMS will establish a claim file case reserve within 15 Calendar Days of the first notice of the loss or the date of coverage confirmation, on 90% of the new Collision, Comprehensive, Property Damage, UM/UIM Property Damage, Towing & Labor, Rental, and Safety Equipment features, received each month. IMS will establish a claim file case reserve within 30 Calendar Days of the first notice of the loss or the date of coverage confirmation, on 98% of the new Collision, Comprehensive, Property Damage, UM/UIM Property Damage, Towing & Labor, Rental, and Safety Equipment features, received each month.

2. IMS will establish a claim file case reserve within 90 Calendar Days of the first notice of the loss, the claimed injury, or the date of coverage confirmation, on 98% of the new Bodily Injury, Personal Injury Protection, UM/UIM Bodily Injury, Medical Payments features, received each month.

3. IMS will reinspect an average of 15% of all vehicle repair estimates per month. The reinspections will be chosen based on market dynamics and inspection quality.

4. IMS will contact 85% of insureds/claimants within one (1) Business Day from the date the claim is reported or from the date the insured/claimant is identified, whichever occurs first. IMS will contact 100% of the insureds/claimants within three (3) Business Days from the date the claim is reported or from the date the insured/claimant is identified, whichever occurs first. "Contact" is defined as a telephone conversation with the insured/claimant, or leaving a message for the insured/claimant on a recorded message device or with another person, or mailing a contact card to the insured/claimant's last known address via regular mail, which advises them that the claim representative has been unsuccessful in reaching them, and requests that they contact the claim representative.

5. IMS will inspect 90% of covered vehicles with claimed damage in excess of $1500.00 within three (3) Business Days from the date the vehicle location is identified by IMS, when the vehicle is located within a major metropolitan area.

6. IMS will inspect 80% of all supplemental claims of covered vehicle damage where the original vehicle damage appraisal exceeds $3,000 and the supplemental damage claim exceeds 15% of the original appraisal.

7. IMS will inspect 20% of supplemental claims of covered vehicle damage where the original vehicle damage appraisal is less than $3,000.

8. IMS will manage rental losses by appraising vehicles after tear down where feasible; refusing rental direct billing, minimizing rental duration through communication with the vehicle owner, and using rental companies that offer favorable rates. Cash out or pre-pay procedures will be attempted on all applicable losses. If not feasible, rental reimbursement will be paid where owed based on reasonable repair time or replacement.

9.       IMS will achieve an average score per year of 3.00 out of 4.00 with
         1.00 being the worst and 4.00 being the best on the Customer Feedback Survey Program. This average will be calculated by totaling the individual survey question responses on all surveys annually. IMS Claim Management will contact 100% of all those individuals who returned a survey response with an average survey rating below 2.00 per survey.

10. IMS will conduct recorded interviews, if permission is granted, within 15 Calendar Days (where not prohibited by local, state or other applicable law) of the first notice of the loss on 85% of new claims received each month where the claim representative determines that there is a material coverage question, questionable liability, claims involving bodily injury, or subrogation potential. A recorded statement will be taken, at the IMS adjuster's discretion, on those questionable liability claims involving property damage only. A loss within the first 30 days of policy inception, theft claims and fire claims will be referred to SIU for obtaining a recorded statement and investigation.

11. IMS will obtain a Police Report on all claims where the accident was reported to the police and a Police Report is a necessary part of the claim investigation.

12. 95% of all claim files (except glass claims, record purposes only claims and catastrophe claims) will contain an Adjuster Claim File Report and an Updated Action Plan as the claim file develops.

13. Reinspection Program Exception Rates for reinspections performed by external appraisers will not exceed 5% error ratio. Reinspection Program Exception Rates for reinspections performed by internal staff appraisers will not exceed 7% error ratio.

14. Net Salvage Recovery (which is defined as the percentage of vehicle value after expenses) will be targeted at 13% unless relevant local, state or federal law makes this goal unreasonable or unobtainable.

15. IMS Claim Supervisors or Managers will complete fifteen (15) of IMS' internal Quality File Reviews on open or closed claim files per Adjuster per Quarter, including a proportionate number, but no less than twenty (20), of Customer's claim files.

16. IMS will achieve a minimum score of 90% on all Internal Audits conducted, which will include a proportionate number of Customer's claim files. A score of "90%" means that 90% of the quality items reviewed obtained a score of "satisfactory."

17. IMS will make payment on 60% of Collision Features within 15 Calendar Days of feature open date and 80% within 30 Calendar Days of feature open date.*

18. IMS will make payment on 50% of Property Damage Features owed within 25 Calendar Days of feature open date and 70% Within 45 Calendar Days of feature open date.*

19. IMS Claims Personnel will return telephone calls to insureds and claimants within 24 hours of the call's receipt.

20. IMS will comply with all prompt payment of claims acts in all states (Example: Art. 21.55, TX. Ins. Code).

*Subject to review and modification after 90 days.

                                    EXHIBIT I

                          CLAIM ADMINISTRATION SERVICES

IMS will perform the following Claim Administration Services on Customer's behalf in compliance with applicable law, and subject to periodic review and audit thereof by Customer throughout the term of this Agreement:

I.       Claim Adjusting and Program Management

         IMS will:

         A. Administer claims in accordance with the terms and conditions of Customer's insurance policies, this Agreement, and applicable state insurance laws, rules, and regulations that pertain to claim handling.
         B. Provide appropriate staff to service Customer's business based upon claim volume.
         C.       Conduct internal claim file audits and quarterly file reviews.
         D. Utilize IMS' claim handling best practices, and for all Level I features, complete the IMS Claim Summary Sheet.
         E.       Provide vendor management.

II.      Claim Adjusting Support

         IMS will:

         A. Utilize and manage external adjusters and appraisers, in field locations not staffed by IMS or customer. Decisions as to when to use external adjusters and appraisers will be made by IMS and will be based on each individual claim file and the need for external investigation in order to document the facts.
         B. Perform all services necessary to collect subrogation or salvage that may benefit Customer.
         C. Manage claim litigation through the use of external defense counsel and litigation management planning.
         D. Investigate insurance fraud indicators through the IMS Special Investigation Unit and conform with all filed and state specific fraud plans and any other statutory or regulatory requirements.
         E. Conduct and manage review of claim file medical records utilizing IMS' internal Medical Resource Unit on all applicable cases.
         F. Employ mechanized medical bill utilization review methods on a case-by-case basis.

         Customer requests the use of medical bill repricing based on International Classification of Diseases (ICD)-9 codes and Current Procedural Terminology (CPT) codes. ICD-9 Codes stands for International Classification of Diseases, 9th Revision. These codes appear on medical treatment bills and describe the diagnosis, symptoms, complaint, and condition or problem for which medical services are rendered. Current Procedural Terminology (CPT) Codes are used to report medical services and procedures performed by physicians.

         Customer requests the use of CAPA-certified after-market parts, on a limited basis where form, fit and structural integrity have been validated. After-market parts will not be used for structural or safety-related components. Non-structural after-market parts, such as head lamps, batteries, or appearance items, will be used whenever and wherever applicable.

         Customer requests the application of betterment or depreciation to automobile estimates in all states.

III.     Claim Service Center

         IMS will:

         A. Handle and process initial loss reports received by Customer or Customer's prior vendor, only if the information submitted by Customer or Customer's prior vendor is sufficient to enter a claim into the IMS claim system. Sufficient information required to set up a claim on the AS 400 Claim System is insured name, policy number, address, telephone number, damaged property, and description of the accident.
         B. Provide claim adjusting core clerical support, which includes all mail processing, file control and industry reporting (e.g. index bureau, NICB, Fraud Bureau and provider of service).
         C. Maintain operating hours of 7:30 A.M. to 8:00 P.M. Eastern Standard Time (EST), Monday through Friday, excluding bank holidays for Florida State Banks or an IMS paid holiday (New Year's Day, Memorial Day, Independence Day, Thanksgiving Day, day after Thanksgiving, Christmas Eve (after 12:00 P.M. Eastern Standard Time) and Christmas Day). IMS will provide First Notice of Loss reporting services twenty four (24) hours per day seven (7) days per week.

IV.      Claim System

         IMS will:

         A. Utilize an AS400 based claim system for claim documentation and processing.
         B. Provide Customer with remote claim system access to the AS400 (view only) as reasonably requested by Customer subject to the fees described in Schedule B.
         C. Provide Customer up to ten (10) hours of initial AS400 training to Customer's representative(s) at IMS' office location at no cost to Customer, except Customer must pay its own travel expenses, including, but not limited to, hotel costs, transportation costs, and the cost of meals.
         D. Provide Customer with sixty (60) days written notice of a proposed material change in or enhancement to the claim system in use on the Effective Date of this Agreement. Written notice to Customer will include details of the proposed material change or enhancement. IMS will provide customer with appropriate training with respect to such proposed material change or enhancement.

V.       Authority Levels

         IMS will establish claim reserves and make claim payments on behalf of Customer, for each coverage, up to the amounts specified in the table below ("Authority Table"). Where a claim reserve amount or claim payment amount will, in IMS' judgment, exceed the amounts listed in the Authority Table, IMS will request from Customer, in writing, an increase in the authority level amounts, and Customer will promptly respond, in writing, so that the claim reserve can be established or the claim payment made.

                                AUTHORITY TABLE*


                                                                    Reserve Limit                   Payment Limit
                                                             --------------------------      ------------------------
        Level                                                Indemnity        Expense        Indemnity       Expense
        -----                                                ----------      ----------      ----------     ---------
        1 (applies to Claim Adjuster Trainees)               $5,000.00        $250.00        $2,500.00       $150.00

        2 (applies to Claim Adjusters)                       $10,000.00      $1,500.00       $7,500.00       $500.00

        3 (applies to Claim Adjusters)                       $25,000.00      $10,000.00      $15,000.00     $5,000.00

        4 (applies to Supervisors & Technical Advisors)      $50,000.00      $15,000.00      $35,000.00     $7,500.00

*Customer may modify the authority levels listed in the Authority Table upon 30 days written notice to IMS. Any such modification may result in a change to the fees described in Schedule B, Section VII.

VI.      Catastrophe Claims

         IMS will:

         A. Adjust Customer's claims which result from a weather catastrophe.
         B. Deploy catastrophe claim adjusters to a catastrophe affected area where a single event results in 50 or more physical damage claims within a 20-mile radius.

VII.     Management Reporting

         IMS will:

         A. Provide Customer with weekly and monthly claim summary reports, the contents of which will be mutually agreed to in writing by Customer and IMS.
         B. Provide Customer with monthly productivity and severity detail and summary reports, the contents of which will be mutually agreed to by Customer and IMS in writing.
         C. Provide Customer with subrogation, Copart and Certified Collateral Corporation ("CCC") total loss reports, the contents of which will be mutually agreed to by Customer and IMS in writing.
         D. Provide Customer with daily incurred loss reports and daily feature count reports as mutually agreed to by Customer and IMS.
         E. Monthly reports will be provided to Customer on or before the third business day after the close of the month. Weekly reports will be provided to Customer on or before Tuesday of the following week. Daily reports will be provided to Customer on the next business day.

VIII.    Claim Account

         A. IMS will maintain a daily register of checks drawn on the Claims Account for each loss payment and expense. IMS will also maintain a daily register, which register shall include, for each claim or claimant, the claim number, feature code, policy number, loss date, name of the payee, date and check number of the disbursement, and the amount and purpose of the payment.
         B. Any monies collected by IMS for salvage, subrogation, contribution or deductible reimbursement will be deposited by IMS in the Claims Account within one business day upon receipt by IMS thereof.

IX.      Accounting

         A. IMS will issue checks related to claim handling, and provide one monthly bank account reconciliation, which includes balancing the check records back to the bank statement.

         B.       IMS will provide no other accounting services, such as:
                  o        Annual statement support
                  o        Statistical reporting
                  o        Month-end processing
                  o        Month-end reporting